Investor Contact	7930 Jones Branch Drive
Charlie Ruehr	McLean, VA 22102
+1 703 883 1000	ir.hilton.com

Media Contact
Kent Landers
+1 703 883 3246

Hilton Reports Fourth Quarter and Full Year Results

MCLEAN, VA (February 11, 2026) - Hilton Worldwide Holdings Inc. ("Hilton," "the Company," "we," "us" or "our") (NYSE: HLT) today reported its fourth quarter and full year 2025 results. Highlights include:

•Diluted EPS was $1.27 for the fourth quarter and $6.12 for the full year

•Diluted EPS, adjusted for special items, was $2.08 for the fourth quarter and $8.11 for the full year

•Net income was $298 million for the fourth quarter and $1,461 million for the full year

•Adjusted EBITDA was $946 million for the fourth quarter and $3,725 million for the full year

•System-wide comparable RevPAR increased 0.5 percent and 0.4 percent, on a currency neutral basis, for the fourth quarter and full year, respectively, compared to the same periods in 2024

•Approved 37,400 new rooms for development during the fourth quarter, bringing our development pipeline to a record 520,500 rooms as of December 31, 2025, representing growth of 4 percent from December 31, 2024

•Added 26,000 rooms to our system in the fourth quarter, resulting in 97,000 room openings for the full year, contributing to net unit growth of 6.7 percent from December 31, 2024

•Issued $1.0 billion aggregate principal amount of 5.500% Senior Notes due 2034 in December 2025

•Announced the launch of a new brand, Apartment Collection by Hilton, in January 2026

•Expanded Hilton Honors Adventures in December 2025, welcoming Explora Journeys as the second partner, following AutoCamp in 2024, and expanding into luxury ocean travel

•Repurchased 2.8 million shares of Hilton common stock during the fourth quarter, bringing total capital return, including dividends, to $792 million for the quarter and $3.3 billion for the full year

•Full year 2026 system-wide RevPAR is projected to increase between 1.0 percent and 2.0 percent on a comparable and currency neutral basis compared to 2025; full year net income is projected to be between $1,982 million and $2,011 million; full year Adjusted EBITDA is projected to be between $4,000 million and $4,040 million

•Full year 2026 capital return is projected to be approximately $3.5 billion

•Net unit growth for 2026 is expected to be between 6.0% and 7.0%

Overview

Christopher J. Nassetta, President & Chief Executive Officer of Hilton, said, "We delivered another quarter of strong bottom-line results, demonstrating the continued strength of our business model. As we look ahead to 2026, we are increasingly optimistic about the tailwinds building, including improving demand patterns, driven by broader macroeconomic growth and major global and domestic events, which, when paired with limited supply growth, should result in stronger RevPAR performance. The quality of our development pipeline, the introduction of our exciting new brands and partnerships, as well as the continued growth in the presence of our existing brands globally, give us confidence in delivering net unit growth between 6.0 percent and 7.0 percent in 2026 and beyond."

For the three months ended December 31, 2025, system-wide comparable RevPAR increased 0.5 percent compared to the same period in 2024 due to an increase in ADR, partially offset by modest occupancy declines. Management and franchise fee revenues increased 7.4 percent compared to the same period in 2024.

For the year ended December 31, 2025, system-wide comparable RevPAR increased 0.4 percent compared to the same period in 2024 due to an increase in ADR. Management and franchise fee revenues increased 6.4 percent compared to the same period in 2024.

For the three months ended December 31, 2025, diluted EPS was $1.27 and diluted EPS, adjusted for special items, was $2.08, compared to $2.06 and $1.76, respectively, for the three months ended December 31, 2024. Net income and Adjusted EBITDA were $298 million and $946 million, respectively, for the three months ended December 31, 2025, compared to $505 million and $858 million, respectively, for the three months ended December 31, 2024.

For the year ended December 31, 2025, diluted EPS was $6.12 and diluted EPS, adjusted for special items, was $8.11, compared to $6.14 and $7.12, respectively, for the year ended December 31, 2024. Net income and Adjusted EBITDA were $1,461 million and $3,725 million, respectively, for the year ended December 31, 2025, compared to $1,539 million and $3,429 million, respectively, for the year ended December 31, 2024.

Development

In the fourth quarter of 2025, we opened 190 hotels, totaling 26,000 rooms, resulting in 21,300 net room additions. Notable openings included the Waldorf Astoria Shanghai Qiantan in China and over 10 Tapestry Collection hotels, including the Anise Aluma Athens, Tapestry Collection by Hilton in Greece and the Diyar Ajwa, Tapestry Collection by Hilton in Saudi Arabia, continuing the expansion of the lifestyle brand across the globe. We expect to continue to see our Tapestry brand grow, with nearly 20 signings in the fourth quarter. Other notable lifestyle openings include the Canopy by Hilton Istanbul Taksim and the Canopy by Hilton Izmir Bomonti, representing the brand's first hotels in Türkiye. We also introduced our first Outset Collection by Hilton hotels with the openings of the Slackline Moab and ACME Hotel Chicago. In January 2026, we announced the launch of our new brand, Apartment Collection by Hilton, which will initially add as many as 3,000 incremental units to our already established base of apartment-style units in our system, with bookings starting in the first half of 2026.

We added 37,400 rooms to the development pipeline during the fourth quarter, and, as of December 31, 2025, our development pipeline totaled 3,703 hotels representing 520,500 rooms throughout 129 countries and territories, including 26 countries and territories where we had no existing hotels. Additionally, of the rooms in the development pipeline, almost half were under construction and more than half were located outside of the U.S.

Balance Sheet and Liquidity

As of December 31, 2025, we had $12.5 billion of debt outstanding, excluding the deduction for unamortized deferred financing costs and discount, with a weighted average interest rate of 4.76 percent. Excluding all finance lease liabilities, we had $12.1 billion of debt outstanding with a weighted average interest rate of 4.76 percent and no material indebtedness that matures prior to April 2027. We believe that we have sufficient sources of liquidity and access to debt markets to address the repayment of all indebtedness that becomes due at or prior to the respective maturity dates.

In December 2025, we issued $1.0 billion aggregate principal amount of 5.500% Senior Notes due 2034 and used a portion of the net proceeds to redeem all $500 million in aggregate principal amount of the 5.750% Senior Notes due 2028, plus accrued and unpaid interest. No borrowings were outstanding under our Revolving Credit Facility as of December 31, 2025, which had an available borrowing capacity of $1,894 million after considering $106 million of letters of credit outstanding. Total cash and cash equivalents were $970 million as of December 31, 2025, including $52 million of restricted cash and cash equivalents.

In December 2025, we paid a quarterly cash dividend of $0.15 per share of common stock, for a total payment of $35 million, bringing total dividend payments for the year to $143 million. In February 2026, our board of directors authorized a regular quarterly cash dividend of $0.15 per share of common stock to be paid on March 31, 2026 to holders of record of our common stock as of the close of business on February 27, 2026.

During the three months ended December 31, 2025, we repurchased 2.8 million shares of Hilton common stock at an average price per share of $272.40, for a total of $757 million. During the year ended December 31, 2025, we repurchased 12.5 million shares of Hilton common stock at an average price per share of $253.71, returning $3.3 billion of capital to shareholders, including dividends. The amount authorized remaining under our stock repurchase program as of December 31, 2025 was approximately $1.3 billion. In January 2026, our board of directors authorized an additional $3.5 billion for share repurchases under our stock repurchase program.

The number of shares outstanding as of February 6, 2026 was 229.3 million.

Outlook

Share-based metrics in Hilton's outlook include actual share repurchases through the fourth quarter but do not include the effects of potential share repurchases thereafter.

Full Year 2026

•System-wide comparable RevPAR, on a currency neutral basis, is projected to increase between 1.0 percent and 2.0 percent compared to 2025.
•Diluted EPS is projected to be between $8.49 and $8.61.
•Diluted EPS, adjusted for special items, is projected to be between $8.65 and $8.77.
•Net income is projected to be between $1,982 million and $2,011 million.
•Adjusted EBITDA is projected to be between $4,000 million and $4,040 million.
•Contract acquisition costs and capital expenditures, excluding amounts reimbursed by third parties, are projected to be approximately $300 million.
•Capital return is projected to be approximately $3.5 billion.
•General and administrative expenses are projected to be approximately $400 million.
•Net unit growth is projected to be between 6.0 percent and 7.0 percent.

First Quarter 2026

•System-wide comparable RevPAR, on a currency neutral basis, is projected to increase between 1.0 percent and 2.0 percent compared to the first quarter of 2025.
•Diluted EPS is projected to be between $1.87 and $1.93.
•Diluted EPS, adjusted for special items, is projected to be between $1.91 and $1.97.
•Net income is projected to be between $436 million and $450 million.
•Adjusted EBITDA is projected to be between $875 million and $895 million.

Conference Call

Hilton will host a conference call to discuss fourth quarter and full year 2025 results on February 11, 2026 at 9:00 a.m. Eastern Time. Participants may listen to the live webcast by logging on to the Hilton Investor Relations website at https://ir.hilton.com/events-and-presentations. A replay and transcript of the webcast will be available within 24 hours after the live event at https://ir.hilton.com/financial-reporting.

Alternatively, participants may listen to the live call by dialing 1-888-317-6003 in the United States ("U.S.") or 1-412-317-6061 internationally using the conference ID 0675957. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A telephone replay will be available for seven days following the call. To access the telephone replay, dial 1-855-669-9658 in the U.S. or 1-412-317-0088 internationally using the conference ID 1157393.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, future financial results, liquidity and capital resources and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "forecasts," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks inherent to the hospitality industry; macroeconomic factors beyond our control, such as inflation, changes in interest rates, challenges due to labor shortages or disputes and supply chain disruptions; the loss of key senior management personnel; competition for hotel guests and management and franchise contracts; risks related to doing business with third-party hotel owners; performance of our information technology systems; growth of reservation channels outside of our system; risks of doing business outside of the U.S.; risks associated with geopolitical conflicts; uncertainty resulting from U.S. and global political trends, tariffs and other policies, including potential barriers to travel, trade and immigration and other geopolitical events; and our indebtedness. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under the section entitled "Part I—Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is filed with the Securities and Exchange Commission (the "SEC") and is accessible on the SEC's website at www.sec.gov. Such factors may be updated from time to time in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is expected to be filed with the SEC on or about the date of this press release. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Definitions

See the "Definitions" section for the definition of certain terms used within this press release, including within the schedules.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including: net income, adjusted for special items; diluted EPS, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; net debt; and net debt to Adjusted EBITDA ratio. See the schedules to this press release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures, as well as the most comparable GAAP financial measures.

About Hilton

Hilton (NYSE: HLT) is a leading global hospitality company with a portfolio of 26 world-class brands comprising more than 9,100 properties and over 1.3 million rooms, in 143 countries and territories. Dedicated to fulfilling its founding vision to fill the earth with the light and warmth of hospitality, Hilton has welcomed over 4 billion guests in its more than 100-year history. Named as the No. 1 World's Best Workplace by Great Place to Work and Fortune, Hilton aims to create the best culture for its 500,000 team members around the world. Hilton has introduced industry-leading technology enhancements to improve the guest experience, including Digital Key Share, automated complimentary room upgrades and the ability to book confirmed connecting rooms. Through the award-winning guest loyalty program Hilton Honors, the more than 243 million Hilton Honors members who book directly with Hilton can earn Points for hotel stays and experiences money can't buy. With the free Hilton Honors app, guests can book their stay, select their room, check in, unlock their door with a Digital Key and check out, all from their smartphone. Visit stories.hilton.com for more information, and connect with Hilton on facebook.com/hiltonnewsroom, x.com/hiltonnewsroom, linkedin.com/company/hilton, instagram.com/hiltonnewsroom and youtube.com/@hilton.

HILTON WORLDWIDE HOLDINGS INC.
EARNINGS RELEASE SCHEDULES

HILTON WORLDWIDE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Franchise and licensing fees	$671	$642	$2,780	$2,600
Base and other management fees	98	82	376	369
Incentive management fees	101	86	313	290
Ownership	345	333	1,233	1,255
Other revenues	65	53	252	232
	1,280	1,196	4,954	4,746
Cost reimbursement revenues	1,807	1,587	7,085	6,428
Total revenues	3,087	2,783	12,039	11,174

Expenses
Ownership	292	293	1,094	1,126
Depreciation and amortization	47	39	177	146
General and administrative	95	97	393	415
Other expenses	57	44	132	137
	491	473	1,796	1,824
Reimbursed expenses	1,994	1,821	7,550	6,985
Total expenses	2,485	2,294	9,346	8,809

Gain on sales of assets, net	—	—	—	5

Operating income	602	489	2,693	2,370

Interest expense	(165)	(157)	(620)	(569)
Loss on foreign currency transactions	(3)	(7)	(11)	(12)
Other non-operating income (loss), net	(5)	11	10	(6)

Income before income taxes	429	336	2,072	1,783

Income tax benefit (expense)	(131)	169	(611)	(244)

Net income	298	505	1,461	1,539
Net income attributable to redeemable and nonredeemable noncontrolling interests	(1)	—	(4)	(4)
Net income attributable to Hilton stockholders	$297	$505	$1,457	$1,535

Weighted average shares outstanding:
Basic	232	243	236	248
Diluted	234	246	238	250

Earnings per share:
Basic	$1.28	$2.08	$6.18	$6.20
Diluted	$1.27	$2.06	$6.12	$6.14

Cash dividends declared per share	$0.15	$0.15	$0.60	$0.60

HILTON WORLDWIDE HOLDINGS INC.
COMPARABLE AND CURRENCY NEUTRAL SYSTEM-WIDE HOTEL OPERATING STATISTICS
BY REGION, BRAND AND SEGMENT
(unaudited)

	Three Months Ended December 31,
	Occupancy			ADR		RevPAR
	2025	vs. 2024		2025	vs. 2024	2025	vs. 2024

System-wide	69.6%	(0.3)%	pts.	$159.25	0.9%	$110.89	0.5%

Region
U.S.	68.8%	(0.9)%	pts.	$166.53	(0.2)%	$114.57	(1.6)%
Americas (excluding U.S.)	67.2	1.2		153.44	2.0	103.12	3.8
Europe	75.1	1.5		170.11	3.1	127.82	5.3
Middle East & Africa	78.7	2.8		216.59	11.8	170.35	15.9
Asia Pacific	69.4	0.5		108.70	2.8	75.46	3.5

Brand(1)
Waldorf Astoria Hotels & Resorts	69.7%	4.0%	pts.	$484.11	5.6%	$337.55	12.1%
Conrad Hotels & Resorts	77.8	3.3		294.35	3.8	229.10	8.4
LXR Hotels & Resorts	66.5	8.6		483.71	10.9	321.50	27.4
Canopy by Hilton	74.0	2.4		227.96	(1.0)	168.74	2.3
Hilton Hotels & Resorts	69.9	1.0		195.09	1.7	136.31	3.2
Curio Collection by Hilton	71.3	0.7		243.58	2.4	173.65	3.4
DoubleTree by Hilton	67.2	(0.4)		146.26	1.6	98.26	1.0
Tapestry Collection by Hilton	66.8	0.8		184.80	0.6	123.40	1.8
Embassy Suites by Hilton	70.7	(1.1)		177.28	(1.1)	125.38	(2.6)
Motto by Hilton	85.1	1.1		273.83	2.3	232.96	3.6
Hilton Garden Inn	67.8	(0.9)		141.06	(0.5)	95.65	(1.8)
Hampton by Hilton	68.6	(1.0)		126.42	(0.8)	86.78	(2.2)
Tru by Hilton	68.0	(1.4)		121.82	(2.2)	82.79	(4.2)
Homewood Suites by Hilton	75.4	(0.9)		154.61	(1.1)	116.65	(2.2)
Home2 Suites by Hilton	73.4	(0.5)		133.32	—	97.81	(0.7)

Segment
Management and franchise	69.5%	(0.3)%	pts.	$158.10	0.8%	$109.84	0.3%
Ownership(2)	81.9	3.0		238.78	3.0	195.61	6.9

(continued on next page)

HILTON WORLDWIDE HOLDINGS INC.
COMPARABLE AND CURRENCY NEUTRAL SYSTEM-WIDE HOTEL OPERATING STATISTICS
BY REGION, BRAND AND SEGMENT
(unaudited)

	Year Ended December 31,
	Occupancy			ADR		RevPAR
	2025	vs. 2024		2025	vs. 2024	2025	vs. 2024

System-wide	71.5%	(0.1)%	pts.	$159.89	0.5%	$114.39	0.4%

Region
U.S.	72.0%	(0.5)%	pts.	$169.28	—%	$121.91	(0.8)%
Americas (excluding U.S.)	68.3	0.5		153.79	4.4	105.06	5.1
Europe	74.3	0.8		168.43	1.8	125.13	2.9
Middle East & Africa	72.8	4.2		192.15	5.0	139.89	11.5
Asia Pacific	68.7	0.4		104.62	0.5	71.86	1.1

Brand(1)
Waldorf Astoria Hotels & Resorts	65.1%	4.0%	pts.	$467.39	3.1%	$304.14	9.7%
Conrad Hotels & Resorts	75.6	2.3		276.54	2.0	209.10	5.1
LXR Hotels & Resorts	60.3	5.0		489.67	0.2	295.34	9.2
Canopy by Hilton	73.6	2.2		227.75	(0.9)	167.67	2.1
Hilton Hotels & Resorts	70.5	0.5		193.00	1.1	135.98	1.8
Curio Collection by Hilton	71.9	1.9		240.77	1.1	173.15	3.8
DoubleTree by Hilton	68.9	(0.1)		145.70	0.9	100.35	0.7
Tapestry Collection by Hilton	68.2	0.3		186.52	0.9	127.30	1.3
Embassy Suites by Hilton	73.8	(0.9)		184.36	(0.4)	136.05	(1.6)
Motto by Hilton	83.0	2.0		226.28	0.8	187.85	3.3
Hilton Garden Inn	70.4	(0.3)		143.09	(0.5)	100.68	(0.9)
Hampton by Hilton	71.1	(0.6)		130.00	(0.3)	92.38	(1.2)
Tru by Hilton	71.3	(0.4)		127.68	(1.4)	91.04	(2.0)
Homewood Suites by Hilton	78.6	(0.5)		159.47	(0.5)	125.39	(1.1)
Home2 Suites by Hilton	76.2	(0.4)		137.20	0.2	104.54	(0.3)

Segment
Management and franchise	71.5%	(0.1)%	pts.	$159.02	0.5%	$113.64	0.3%
Ownership(2)	78.1	2.0		224.80	2.1	175.47	4.8
____________
(1)Excludes brands for which a significant number of the hotels were designated as non-comparable hotels as of the end of the period so as to make comparative statistics for such brand not meaningful.
(2)Includes hotels owned or leased by entities in which we own a noncontrolling financial interest.

HILTON WORLDWIDE HOLDINGS INC.
PROPERTY SUMMARY
As of December 31, 2025

	Ownership(1)		Managed		Franchised / Licensed		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Waldorf Astoria Hotels & Resorts	2	463	37	9,225	—	—	39	9,688
Conrad Hotels & Resorts	1	164	44	14,121	5	2,779	50	17,064
LXR Hotels & Resorts	—	—	7	1,155	11	1,788	18	2,943
NoMad	—	—	1	91	—	—	1	91
Signia by Hilton	—	—	5	3,293	—	—	5	3,293
Canopy by Hilton	—	—	14	2,393	34	6,103	48	8,496
Hilton Hotels & Resorts	43	14,660	309	130,725	270	83,226	622	228,611
Curio Collection by Hilton	—	—	31	7,720	165	30,629	196	38,349
Graduate by Hilton	—	—	—	—	35	5,881	35	5,881
DoubleTree by Hilton	—	—	169	45,523	546	114,615	715	160,138
Tapestry Collection by Hilton	—	—	8	2,479	184	21,385	192	23,864
Embassy Suites by Hilton	—	—	37	9,703	233	52,613	270	62,316
Tempo by Hilton	—	—	1	661	5	763	6	1,424
Outset Collection by Hilton	—	—	—	—	2	268	2	268
Motto by Hilton	—	—	—	—	10	2,261	10	2,261
Hilton Garden Inn	—	—	131	25,718	993	140,064	1,124	165,782
Hampton by Hilton	—	—	52	8,355	3,143	351,531	3,195	359,886
Tru by Hilton	—	—	14	1,565	324	31,372	338	32,937
Spark by Hilton	—	—	—	—	228	20,191	228	20,191
Homewood Suites by Hilton	—	—	8	1,020	551	63,223	559	64,243
Home2 Suites by Hilton	—	—	2	210	863	95,137	865	95,347
LivSmart Studios by Hilton	—	—	—	—	2	226	2	226
Strategic partner hotels(2)	—	—	—	—	509	23,567	509	23,567
Other(3)	—	—	3	803	12	3,278	15	4,081
Total hotels	46	15,287	873	264,760	8,125	1,050,900	9,044	1,330,947
Hilton Grand Vacations(4)	—	—	—	—	114	20,404	114	20,404
Total system	46	15,287	873	264,760	8,239	1,071,304	9,158	1,351,351

	Ownership(1)		Managed		Franchised / Licensed		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
U.S.	—	—	180	79,351	6,031	772,231	6,211	851,582
Americas (excluding U.S.)	1	405	69	18,118	432	55,895	502	74,418
Europe	37	10,662	113	28,116	754	90,987	904	129,765
Middle East & Africa	3	1,376	120	34,437	45	6,704	168	42,517
Asia Pacific	5	2,844	391	104,738	863	125,083	1,259	232,665
Total hotels	46	15,287	873	264,760	8,125	1,050,900	9,044	1,330,947
Hilton Grand Vacations(4)	—	—	—	—	114	20,404	114	20,404
Total system	46	15,287	873	264,760	8,239	1,071,304	9,158	1,351,351
____________
(1)Includes hotels owned or leased by entities in which we own a noncontrolling financial interest.
(2)Includes hotels that are included in our booking channels and participate in the Hilton Honors guest loyalty program through strategic partnership arrangements.
(3)Includes other hotels in our system that are not distinguished by a specific Hilton brand.
(4)Includes properties under our timeshare brands including Hilton Club, Hilton Grand Vacations Club and Hilton Vacation Club.

HILTON WORLDWIDE HOLDINGS INC.
CAPITAL EXPENDITURES AND CONTRACT ACQUISITION COSTS
(dollars in millions)
(unaudited)

	Three Months Ended
	December 31,		Increase / (Decrease)
	2025	2024	$	%
Capital expenditures for property and equipment(2)	$30	$48	(18)	(37.5)
Capitalized software costs(3)	22	31	(9)	(29.0)
Total capital expenditures	52	79	(27)	(34.2)
Contract acquisition costs, net of refunds(4)	128	18	110	NM(1)
Total capital expenditures and contract acquisition costs	$180	$97	83	85.6

	Year Ended
	December 31,		Increase / (Decrease)
	2025	2024	$	%
Capital expenditures for property and equipment(2)	$101	$96	5	5.2
Capitalized software costs(3)	84	102	(18)	(17.6)
Total capital expenditures	185	198	(13)	(6.6)
Contract acquisition costs, net of refunds(4)	231	105	126	NM(1)
Total capital expenditures and contract acquisition costs	$416	$303	113	37.3
____________
(1)Fluctuation in terms of percentage change is not meaningful.
(2)Represents expenditures for hotels, corporate and other property and equipment, which include amounts reimbursed by third parties of $12 million and $16 million for the three months ended December 31, 2025 and 2024, respectively, and $49 million and $37 million for the years ended December 31, 2025 and 2024, respectively. Excludes expenditures for FF&E replacement reserves of $23 million and $19 million for the three months ended December 31, 2025 and 2024, respectively, and $73 million and $57 million for the years ended December 31, 2025 and 2024, respectively.
(3)Includes $20 million and $29 million of expenditures that were reimbursed to us by third parties for the three months ended December 31, 2025 and 2024, respectively, and $76 million and $95 million for the years ended December 31, 2025 and 2024, respectively.
(4)The increases during the three months and year ended December 31, 2025 were primarily due to the timing of certain strategic hotel developments supporting our growth resulting in higher contract acquisition costs during the periods.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
(in millions, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income attributable to Hilton stockholders, as reported	$297	$505	$1,457	$1,535
Diluted EPS, as reported	$1.27	$2.06	$6.12	$6.14
Special items:
Cost reimbursement revenues(1)	$(1,807)	$(1,587)	$(7,085)	$(6,428)
Reimbursed expenses(1)	1,994	1,821	7,550	6,985
Loss on debt guarantees(2)	—	—	—	50
FF&E replacement reserves	23	19	73	57
Gain on sales of assets, net	—	—	—	(5)
Tax-related adjustments(3)	1	(274)	4	(278)
Other adjustments(4)	40	15	80	32
Total special items before taxes	251	(6)	622	413
Income tax expense on special items	(61)	(67)	(149)	(168)
Total special items after taxes	$190	$(73)	$473	$245

Net income, adjusted for special items	$487	$432	$1,930	$1,780
Diluted EPS, adjusted for special items	$2.08	$1.76	$8.11	$7.12
____________
(1)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.
(2)Amount includes losses on debt guarantees for certain hotels that we manage which were recognized in other non-operating income (loss), net.
(3)Amounts for the three months and year ended December 31, 2024 primarily relate to an affirmative tax claim filed with a foreign taxing authority to increase the tax basis of certain brand assets that were part of an intercompany transfer. Amounts for all periods include income tax expenses (benefits) related to the enactment of new tax laws and certain changes in unrecognized tax benefits.
(4)Amount for the year ended December 31, 2025 includes expected future credit losses on financing receivables, which were recognized in other non-operating income (loss), net. Amounts for the years ended December 31, 2025 and 2024 include restructuring costs related to certain leased hotels which were recognized in ownership expenses. Amount for the year ended December 31, 2024 also includes transaction costs incurred for acquisitions, which were recognized in general and administrative expenses, and transaction costs resulting from the amendment of our senior secured term loan facility (the "Term Loans") which were recognized in other non-operating income (loss), net. Amounts for all periods include losses for the full or partial settlement of certain pension plans which were recognized in other non-operating income (loss), net, severance and other items, including non-cash charges, such as net losses (gains) related to certain of our investments in unconsolidated affiliates which were recognized in other non-operating income (loss), net, as well as the amortization expense related to finite-lived intangible assets that were recorded at fair value in 2007 when the Company became a wholly owned subsidiary of affiliates of Blackstone Inc., which was recognized in depreciation and amortization expenses.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
NET INCOME MARGIN AND
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$298	$505	$1,461	$1,539
Interest expense	165	157	620	569
Income tax expense (benefit)	131	(169)	611	244
Depreciation and amortization expenses	47	39	177	146
Gain on sales of assets, net	—	—	—	(5)
Loss on foreign currency transactions	3	7	11	12
Loss on debt guarantees(1)	—	—	—	50
FF&E replacement reserves	23	19	73	57
Share-based compensation expense	35	36	170	176
Amortization of contract acquisition costs	15	13	57	50
Cost reimbursement revenues(2)	(1,807)	(1,587)	(7,085)	(6,428)
Reimbursed expenses(2)	1,994	1,821	7,550	6,985
Other adjustments(3)	42	17	80	34
Adjusted EBITDA	$946	$858	$3,725	$3,429
____________
(1)Amount includes losses on debt guarantees for certain hotels that we manage which were recognized in other non-operating income (loss), net.
(2)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.
(3)Amount for the year ended December 31, 2025 includes expected future credit losses on financing receivables. Amounts for the years ended December 31, 2025 and 2024 include restructuring costs related to certain leased hotels. Amount for the year ended December 31, 2024 also includes transaction costs resulting from the amendment of our Term Loans and transaction costs incurred for acquisitions. Amounts for all periods include losses for the full or partial settlement of certain pension plans, severance and other items, including non-cash charges, such as net losses (gains) related to certain of our investments in unconsolidated affiliates.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Total revenues, as reported	$3,087	$2,783	$12,039	$11,174
Add: amortization of contract acquisition costs	15	13	57	50
Less: cost reimbursement revenues(1)	(1,807)	(1,587)	(7,085)	(6,428)
Total revenues, as adjusted	$1,295	$1,209	$5,011	$4,796

Net income	$298	$505	$1,461	$1,539
Net income margin	9.7%	18.2%	12.1%	13.8%

Adjusted EBITDA	$946	$858	$3,725	$3,429
Adjusted EBITDA margin	73.0%	71.0%	74.4%	71.5%
____________
(1)Amounts include revenues from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
LONG-TERM DEBT TO NET INCOME RATIO AND
NET DEBT AND NET DEBT TO ADJUSTED EBITDA RATIO
(dollars in millions)
(unaudited)

	December 31,
	2025	2024
Long-term debt, including current maturities	$12,363	$11,151
Add: unamortized deferred financing costs and discount	96	85
Long-term debt, including current maturities and excluding the deduction for unamortized deferred financing costs and discount	12,459	11,236
Less: cash and cash equivalents	(918)	(1,301)
Less: restricted cash and cash equivalents	(52)	(75)
Net debt	$11,489	$9,860

Net income	$1,461	$1,539
Long-term debt to net income ratio	8.5	7.2

Adjusted EBITDA	$3,725	$3,429
Net debt to Adjusted EBITDA ratio	3.1	2.9

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
OUTLOOK: NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
(in millions, except per share data)
(unaudited)

	Three Months Ending
	March 31, 2026
	Low Case	High Case
Net income attributable to Hilton stockholders	$435	$449
Diluted EPS(1)	$1.87	$1.93
Special items(2):
FF&E replacement reserves	$11	$11
Other adjustments	1	1
Total special items before taxes	12	12
Income tax expense on special items	(3)	(3)
Total special items after taxes	$9	$9

Net income, adjusted for special items	$444	$458
Diluted EPS, adjusted for special items(1)	$1.91	$1.97

	Year Ending
	December 31, 2026
	Low Case	High Case
Net income attributable to Hilton stockholders	$1,979	$2,008
Diluted EPS(1)	$8.49	$8.61
Special items(2):
FF&E replacement reserves	$43	$43
Other adjustments	5	5
Total special items before taxes	48	48
Income tax expense on special items	(10)	(10)
Total special items after taxes	$38	$38

Net income, adjusted for special items	$2,017	$2,046
Diluted EPS, adjusted for special items(1)	$8.65	$8.77
____________
(1)Does not include the effect of share repurchases made after December 31, 2025.
(2)See "—Net Income and Diluted EPS, Adjusted for Special Items" for details of these special items.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
OUTLOOK: NET INCOME AND ADJUSTED EBITDA
(in millions)
(unaudited)

	Three Months Ending
	March 31, 2026
	Low Case	High Case
Net income	$436	$450
Interest expense	164	164
Income tax expense	159	165
Depreciation and amortization expenses	48	48
FF&E replacement reserves	11	11
Share-based compensation expense	40	40
Amortization of contract acquisition costs	16	16
Other adjustments(1)	1	1
Adjusted EBITDA	$875	$895

	Year Ending
	December 31, 2026
	Low Case	High Case
Net income	$1,982	$2,011
Interest expense	720	720
Income tax expense	791	802
Depreciation and amortization expenses	201	201
FF&E replacement reserves	43	43
Share-based compensation expense	192	192
Amortization of contract acquisition costs	65	65
Other adjustments(1)	6	6
Adjusted EBITDA	$4,000	$4,040
____________
(1)See "—Net Income Margin and Adjusted EBITDA and Adjusted EBITDA Margin" for details of these adjustments.

HILTON WORLDWIDE HOLDINGS INC.
DEFINITIONS

Net Income (Loss), Adjusted for Special Items, and Diluted EPS, Adjusted for Special Items

Net income (loss), adjusted for special items is calculated as net income (loss) attributable to Hilton stockholders, as reported, plus total special items after taxes. Net income (loss), adjusted for special items, and diluted earnings (loss) per share ("EPS"), adjusted for special items, are not recognized terms under GAAP and should not be considered as alternatives to net income (loss), diluted EPS or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, our definition of net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, may not be comparable to similarly titled measures of other companies.

Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of our ongoing operations.

Adjusted EBITDA, Net Income (Loss) Margin and Adjusted EBITDA Margin

Adjusted EBITDA is calculated as net income (loss), excluding interest expense, a provision for income tax benefit (expense) and depreciation and amortization expenses, as well as gains, losses, revenues and expenses earned or incurred in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) cost reimbursement revenues and reimbursed expenses; and (x) other items.

Net income (loss) margin represents net income (loss) as a percentage of total revenues. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues, adjusted to exclude the amortization of contract acquisition costs and cost reimbursement revenues.

We believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within our industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore, could vary significantly across companies. Depreciation and amortization expenses, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are assigned to those depreciating or amortizing assets for accounting purposes. We also exclude items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of capital expenditures for property and equipment, where depreciation of such capitalized assets is reported within depreciation and amortization expenses; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; and (iii) other items that are not reflective of our operating performance, such as amounts related to debt restructurings and debt retirements and reorganization and related severance costs, to enhance period-over-period comparisons of our ongoing operations. Further, Adjusted EBITDA excludes both cost reimbursement revenues and reimbursed expenses as we contractually do not operate the related programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures. The direct reimbursements from property owners are billable and reimbursable as the costs are incurred and have no net effect on net income (loss) in the reporting period. The indirect reimbursements from property owners are typically billed and collected monthly, based on the underlying hotel's sales or usage (e.g., gross room revenue or number of reservations processed), while the associated costs are recognized as incurred by Hilton, creating timing differences, with the net effect impacting net income (loss) in the reporting period. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our property owners. However, over the life of the operation of these programs, the expenses incurred related to the indirect reimbursements are designed to equal the revenues earned from the indirect reimbursements over time such that, in the long term, the programs will not earn a profit or generate a loss and do not impact our economics, either positively or negatively. Therefore, the net effect of our reimbursed revenues and expenses is not used by management to evaluate our operating performance, determine executive compensation or make other operating decisions, and we exclude their impact when evaluating period over period performance results.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as alternatives, either in isolation or as a substitute, for net income (loss), net income (loss) margin or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. Further, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, may not be comparable to similarly titled measures of other companies and should not be considered as other methods of analyzing our results as reported under GAAP.

Net Debt, Long-Term Debt to Net Income (Loss) Ratio and Net Debt to Adjusted EBITDA Ratio

Long-term debt to net income (loss) ratio is calculated as the ratio of Hilton's long-term debt, including current maturities, to net income (loss). Net debt is calculated as: long-term debt, including current maturities and excluding the deduction for unamortized deferred financing costs and discounts; reduced by: (i) cash and cash equivalents and (ii) restricted cash and cash equivalents. Net debt to Adjusted EBITDA ratio is calculated as the ratio of Hilton's net debt to Adjusted EBITDA. Net debt and net debt to Adjusted EBITDA ratio, presented herein, are non-GAAP financial measures that the Company uses to evaluate its financial leverage.

Net debt should not be considered as a substitute to debt presented in accordance with GAAP, and net debt to Adjusted EBITDA ratio should not be considered as an alternative to measures of financial condition derived in accordance with GAAP. Net debt and net debt to Adjusted EBITDA ratio may not be comparable to similarly titled measures of other companies. We believe net debt and net debt to Adjusted EBITDA ratio provide useful information about our indebtedness to investors as they are frequently used by securities analysts, investors and other interested parties to compare the indebtedness between companies.

Comparable Hotels

We define our comparable hotels as those that were active and operating in our system for at least one full calendar year and were open January 1st of the previous year. We exclude hotels that have undergone a change in brand or ownership type or a large-scale capital project during the current or comparable periods or otherwise do not have available comparable results, such as those that have sustained substantial property damage or encountered business interruption. We exclude strategic partner hotels from our comparable hotels. Of the 9,044 hotels in our system as of December 31, 2025, 509 hotels were strategic partner hotels and 6,162 hotels were classified as comparable hotels. Our 2,373 non-comparable hotels as of December 31, 2025 included (i) 1,281 hotels that were added to our system after January 1, 2024 or that have undergone a change in brand or ownership type during the current or comparable periods reported and (ii) 1,092 hotels that were removed from the comparable group for the current or comparable periods reported because they underwent or are undergoing large-scale capital projects, sustained substantial property damage, encountered business interruption or comparable results were otherwise not available for them.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels for a given period. Occupancy measures the utilization of available capacity at a hotel or group of hotels. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate ("ADR") pricing levels as demand for hotel rooms increases or decreases.

ADR

ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates charged to customers have different effects on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room ("RevPAR")

RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at a hotel or group of hotels, as previously described: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

References to occupancy, ADR and RevPAR are presented on a comparable basis, based on the comparable hotels as of December 31, 2025, and references to ADR and RevPAR are presented on a currency neutral basis, unless otherwise noted. As such, comparisons of these hotel operating statistics for the three months and years ended December 31, 2025 and 2024 use foreign currency exchange rates for the three months and year ended year ended December 31, 2025, respectively.

Pipeline

Rooms under construction include rooms for hotels under construction or operating hotels that are in the process of conversion to our system.